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                                                                      Exhibit 15

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

We are aware that our report dated December 12, 1997 on our reviews of interim financial information of HEI, Inc. (the Company) for the three-month periods ended November 29, 1997 and November 30, 1996, and included in the Company's Form 10-QSB for the quarter ended November 29, 1997, is incorporated by reference in the Company's registration statements on Form S-8 (Registration Nos. 33-33322, 33-46928 and 33-46929). Pursuant to Rule 436 (c), under the
Securities Act of 1993, this report should not be considered a part of the registration statements prepared or certified by us within the meaning of Sections 7 and 11 of that Act.




/s/ Coopers & Lybrand L.L.P.

Coopers & Lybrand L.L.P.
Minneapolis, Minnesota
January 12, 1998